As filed with the Securities and Exchange Commission on April 16, 2008
Registration No. 333-145909

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
on
FORM S-1
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

CARRINGTON LABORATORIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Texas (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	75-1435663 (I.R.S. Employer Identification Number)
2001 Walnut Hill Lane
Irving, Texas 75038
(Address of Principal Executive Offices including Zip Code)
(972) 518-1300
(Registrant’s Telephone Number, including Area Code)

Robert W. Schnitzius	Copies to:
Chief Financial Officer
Carrington Laboratories, Inc.
2001 Walnut Hill Lane
Irving, Texas 75038
(972) 518-1300

(Name, address, including zip code, and telephone number, including area
code, of agent for service)	Peter A. Lodwick Wesley P. Williams Thompson & Knight LLP 1700 Pacific Avenue, Suite 3300 Dallas, Texas 75201 Phone: (214) 969-1700 Facsimile: (214) 969-1751
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
          This Post-Effective Amendment No. 2 to the Registration Statement on Form S-1, which was previously declared effective by the Securities and Exchange Commission on November 23, 2007, incorporates by reference the Registrant’s annual report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 31, 2008 and current reports on Form 8-K as filed with the Securities and Exchange Commission on March 6, 2008, March 31, 2008 and April 14, 2008.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and neither we nor the selling shareholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion dated April 16, 2008
PROSPECTUS
2,926,922 Shares
of
Common Stock
CARRINGTON LABORATORIES, INC.
          This prospectus covers a total of up to 2,926,922 shares of our common stock, par value $0.01 per share, that may be offered from time to time by the selling shareholders named in this prospectus. The shares being offered by this prospectus consist of 2,926,922 shares issuable upon conversion of 10% Convertible Debentures due April 26, 2010 and as payment of principal and interest pursuant to the terms of the debentures and the exercise of Series D-1, D-2 and D-3 and Series E-1 and E-2 warrants.
          This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the above-described debentures and warrants by reason of stock splits, stock dividends, or similar events. The foregoing debentures and warrants were acquired by the selling shareholders in private placements by us that closed on April 27, 2007 and August 27, 2007.
          We are registering these shares of our common stock for resale by the selling shareholders named in this prospectus, or their transferees, pledges, donees or successors. We will not receive any proceeds from the sale of these shares by the selling shareholders. These shares are being registered to permit the selling shareholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of the sale. Securities laws and Securities and Exchange Commission regulations may require the selling shareholders to deliver this prospectus to purchasers when they resell their shares of common stock.
          Our common stock is quoted on the OTC Bulletin Board under the symbol “CARN.OB.” On April 14, 2008, the last reported sale price of our common stock was $0.44 per share.
          See “Risk Factors,” in Item 1.A. of our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference herein, for a discussion of certain risk factors that should be considered by prospective purchasers of our common stock offered under this prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is           , 2008.

PROSPECTUS SUMMARY
          The following summary does not contain all of the information that may be important to purchasers of our common stock. Prospective purchasers of common stock should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this prospectus.
The Company
          Incorporated in Texas in 1973, Carrington Laboratories, Inc. is a research-based biopharmaceutical, medical device, raw materials and nutraceutical company engaged in the development, manufacturing and marketing of naturally-derived complex carbohydrates and other natural product therapeutics for the treatment of major illnesses, the dressing and management of wounds and nutritional supplements. Our research and proprietary product portfolios are based primarily on complex carbohydrates isolated from the Aloe vera L. plant. In 2007 our business was comprised of three business segments: our Medical Services Division, Consumer Services Division and DelSite. We sell prescription and nonprescription medical products through our Medical Services Division and provide manufacturing services to customers in medical markets. Through our Consumer Services Division we sell consumer and bulk raw material products and also provide product development and manufacturing services to customers in the cosmetic and nutraceutical markets. DelSite operates independently from our research and development program and is responsible for the research, development and marketing of our proprietary GelSite® technology for controlled release and delivery of bioactive pharmaceutical ingredients. In our Annual Report on Form 10-K, see Note One to our consolidated financial statements regarding our ability to continue as a going concern.
          We maintain our principal executive offices at 2001 Walnut Hill Lane, Irving, Texas 75038. Our telephone number is (972) 518-1300. Our website is located at www.carringtonlabs.com. The information contained on our website does not constitute part of this prospectus. Through our website, we make available free of charge our annual reports on Form 10-K, our proxy statements, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act. These reports are available as soon as reasonably practicable after we electronically file those materials with the Securities and Exchange Commission, or SEC. We also post on our website the charters of our Audit, Compensation and Stock Option, Board Governance and Nominating and Executive Committees; and our Code of Business Conduct and Ethics, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC regulations. The documents are also available in print by contacting our corporate secretary at our executive offices.
Recent Shift in Business Strategy and Liquidity Update
          Our strategy for the past seven years has been to grow as a research-based biopharmaceutical company, focused on offering quality products and manufacturing services to current and potential customers and to develop and bring to market DelSite’s proprietary GelSite® polymer platform technology. A key component of this strategy was the utilization of profits from the manufacturing business to fund the DelSite research. We utilized manufacturing facilities in the United States and Costa Rica and laboratory facilities in Irving, Texas and College Station, Texas in our efforts to achieve our strategic goals. However, the capital requirements of DelSite’s research and development efforts have exceeded the profitability of the manufacturing operations and precluded the investment necessary to grow the manufacturing operations.
          In November 2007, our Board of Directors decided to shift our long-term strategic focus solely to the development and promotion of DelSite’s technologies and utilization of the manufacturing facilities in Costa Rica which support DelSite. Key components of this strategy going forward are to:
•	develop and market the proprietary GelSite® polymer technology for delivery of vaccines and therapeutics;

•	enter into strategic partnerships and collaboration arrangements related to the GelSite® technology;

•	continue to develop the knowledge of polymers and their relationship to vaccines and bioactive protein and peptide therapeutics; and

•	enlarge and diversify the customer base for bulk raw materials and products produced in Costa Rica to increase the profitability of that facility.
          As a result of this shift in strategic focus, our packaged product manufacturing operations in the United States, which have experienced operating losses in recent years and are not anticipated to provide sufficient revenues to support our development of DelSite’s technology as we move forward, no longer fit within our strategy and we are in the process of selling the assets supporting our U.S. packaged product manufacturing operations. In January 2008, we engaged the investment banking firm of Milkie/Ferguson Investments, Inc. to represent us in the sale process. This proposed sale will likely include all of the Medical Services Division and products manufactured in the U.S. from the specialty manufacturing services portion of the Consumer Services Division.
          In recent years our Costa Rica manufacturing operations have been profitable, while our U.S. manufacturing operations failed to generate a sufficient amount of revenues to cover associated expenses. After the implementation of our new strategic focus (including disposition or discontinuance of our U.S. manufacturing operations) our overall financial profile will change substantially. Under these assumptions, we anticipate our overall annual revenues and expenses will be reduced by approximately $15.3 million, or 70.4%, and $18.3 million, or 63.6%, respectively.
          Assuming we are able to overcome our present liquidity issues, it is anticipated that our Costa Rica operations will generate sufficient profits to cover our reduced corporate expenses. However, we will need to fund our DelSite research and development expenses through additional equity offerings, additional licensing and grant revenues and other sources.
          Our implementation of this shift in our strategic focus is wholly contingent upon our ability to overcome our significant liquidity issues. On April 1, 2008, we failed to make timely payments of monthly interest and principal under our senior secured convertible debentures, which constitutes an event of default under the terms of the debentures. As a consequence of the event of default and for so long as such event is continuing, the interest rates applicable to the debentures will be increased to the default rate of 18% per annum. Additionally, the occurrence of an event of default entitles each holder of such debentures to require us to pay to such holder 115% of the outstanding principal amount of such debenture plus all accrued and unpaid interest on such debenture. As of April 1, 2008, the aggregate principal and accrued interest under the debentures amounted to approximately $6,790,000, which does not include possible additional amounts for unpaid interest at the default rate, attorneys’ fees and costs, costs of collection and other fees, charges and expenses that may be paid or incurred by the holders of the debentures. At this time, we have not received notice from any of the debenture holders with respect to any event of default. We are negotiating with the holders of the debentures to cure the defaults.
          With respect to our $5 million of notes issued to various investors in 2005 and our $400,000 note issued to Swiss-American Products, Inc., we failed to make a required interest payment of $81,000 on April 10, 2008. Our failure to pay any principal or interest when due and payable (which is not remedied within ten business days thereafter) constitutes an event of default. In addition, our failure to pay any indebtedness in excess of $2,000,000 constituting principal or interest owed by us with respect to borrowed money and our breach or default in the performance of any agreement or instrument by which any such indebtedness is issued, evidenced, governed, or secured, and, in each case, (1) any such failure, breach or default results in the acceleration of such indebtedness, and (2) such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within five business days of such acceleration constitute events of default under such notes. The occurrence of an event of default under the notes entitles the holder of each note to declare all outstanding obligations under such note immediately due and payable. As such, if our indebtedness under the debentures is accelerated, then an event of default under the notes may occur entitling the holder of the notes to accelerate all indebtedness under the notes. We have until April 24, 2008 to remedy such failure to pay. As of April 1, 2008 the aggregate principal and accrued interest under the notes amounted to approximately $5,481,000, which does not include possible additional amounts for attorneys’ fees and costs, costs of collection and other fees, charges and expenses that may be paid or incurred by the holders of the notes. We are negotiating with the holders of the notes regarding the amounts due thereunder.
          As a result of some of these defaults, we have classified $3,090,000 of our long-term debt as current. Unless we are able to restructure our existing indebtedness, obtain waivers or forbearance from our existing lenders or raise significant additional capital ($2 million to $3 million) within the next 50 days, and $6 million to $8 million for the next 12 months, management believes that it is unlikely that we will be able to meet our obligations as they become due and to continue as a going concern. As a result, absent such circumstances, we will likely file for bankruptcy or seek similar protection. In our Annual Report on Form 10-K, see Note One to our consolidated financial statements regarding our ability to continue as a going concern, “Management’s Discussion & Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources” and Item 1A “Risk Factors-We could be required to make substantial cash payments upon an event of default, a failure to meet certain financial covenants or a change of control under our senior secured convertible debentures and related warrants, and, because the debentures are secured, holders of the debentures could take action against our assets upon an event of default.”
The Offering

Common stock offered by the selling shareholders to be issued upon conversion of 10% Convertible Debentures due April 26, 2010 and as payment of principal and interest pursuant to the terms of the debentures and the exercise of Series D-1, D-2 and D-3 and Series E-1 and E-2 warrants
2,926,922 shares

Use of proceeds	We will not receive any of the proceeds of sales of common stock by the selling shareholders.

OTC Bulletin Board symbol	CARN.OB

RISK FACTORS
     Before deciding to purchase, hold or sell our common stock, you should carefully consider the risks, cautionary statements and other information contained in this prospectus and in our other filings with the SEC that we incorporate by reference, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The risks and uncertainties described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on our company, our business, financial condition, results of operation and/or liquidity could be seriously harmed. In that event, the market price for our common stock will likely decline, and you may lose all or part of your investment.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements and information contained in this prospectus and the documents incorporated by reference in this prospectus concerning our future, proposed, and anticipated activities; certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete; and other statements contained in this prospectus and the documents incorporated by reference into this prospectus regarding matters that are not historical facts are forward-looking statements, as such term is defined in the Securities Act. Forward-looking statements include statements regarding our “expectations,” “anticipation,” “intentions,” “beliefs,” or “strategies” regarding the future. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed elsewhere under “Risk Factors,” which include, but are not limited to, the following:
•	our inability to achieve profitability;

•	our dependence on a limited number of customers;

•	the competitive nature of the pharmaceutical industry;

•	our inability to protect our intellectual property;

•	our inability to obtain the funds needed to carry out clinical trials and other research and development projects;

•	the possibility that the results of our clinical trials may not be sufficiently positive to warrant continued development and marketing of the products tested;

•	our inability to obtain the required approvals of new products from the appropriate government agencies;

•	the condition, capacity and adequacy of our manufacturing and laboratory facilities and equipment;

•	the adequacy of our cash resources and cash flow from operations to finance our current operations;

•	our ability to initiate, continue or complete clinical and other research programs;

•	our ability to enter into licensing agreements;

•	our ability to develop and market new products and increase sales of existing products;

•	our ability to reach satisfactory resolutions of our disputes with third parties;

•	our ability to comply with all the covenants in our transaction documents with the selling shareholders;

•	our ability to collect the amounts owed to us by our distributors, customers and other third parties;

•	our ability to use tax loss carryforwards before they expire;

•	the possibility that new products may not meet with adequate customer acceptance;

•	our inability to obtain financing when needed;

•	our inability to obtain adequate supplies of Aloe vera L. leaves when needed or to purchase them at costs that will allow our products to be price-competitive; and

•	our inability to sell all of certain products that we have purchased or are obligated to purchase from certain suppliers.

USE OF PROCEEDS
We will not receive any of the proceeds from sales of shares of common stock by the selling shareholders.
SELLING SHAREHOLDERS
          The shares of common stock being offered by the selling shareholders are issuable upon conversion of the senior secured convertible debentures and upon exercise of the warrants. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. The selling shareholders have not had any material relationship with us within the past three years.
          The following table lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the senior secured convertible debentures and warrants, as of March 31, 2008, assuming conversion of all senior secured convertible debentures and exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercise. The third column lists the shares of common stock being offered by this prospectus by the selling shareholders. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.
          Under the terms of the senior secured convertible debentures and the warrants, a selling shareholder may not convert the senior secured convertible debentures or exercise the warrants to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the senior secured convertible debentures which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

		Maximum Number of
	Number of Shares	Shares to be Sold	Number of Shares
	Owned Prior to	Pursuant to this	Owned After
Name of Selling Shareholder	Offering(1)	Prospectus(2)	Offering(1)(2)

CAMHZN Master LDC(3)	409,884	91,466	318,418
CAMOFI Master LDC(3)	2,869,197	640,264	2,228,933
Castlerigg Master Investments Ltd.(4)	4,098,855	914,663	3,184,192
Iroquois Master Fund Ltd.(5)	2,396,812	548,798	1,848,014
Rockmore Investment Master Fund Ltd. (6)	3,279,084	731,731	2,547,353

(1)	Except as otherwise indicated, each selling shareholder named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by it. Except as otherwise indicated, the numbers and percentages shown include the shares of common stock actually owned as of March 31, 2008.

(2)	We have no assurance that the selling shareholders will sell any of the securities being registered hereby.

(3)	Richard Smithline has sole voting and dispositive power over such shares.

(4)	Sandell Asset Management Corp. is the investment manager of Castlerigg Master Investment Ltd. (“Castlerigg”) and has shared voting and dispositive power over the securities owned by Castlerigg. Sandell Asset Management Corp. and Thomas E. Sandell, its sole shareholder, disclaim beneficial ownership of the securities owned by Castlerigg.

(5)	Joshua Silverman, indirectly through an investment manager, has voting and investment discretion over the securities held by Iroquois Master Fund, Ltd. Joshua Silverman disclaims beneficial ownership of these shares.

(6)	Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of September 6, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.
          Additionally, we are required to make interest payments to the selling shareholders at a rate of 10% per annum and 18% per annum upon an event of default, including late principal payments. We are also required to pay liquidated damages to the selling shareholders in the event of the late filing of a registration statement equaling 1.5% of the purchase price paid by each selling shareholder. The aggregate 10% interest amounts we are required to pay are included in the following table, along with the monthly amount we may be required to pay in liquidated damages in the event of a late registration or a late principal payment. The amount of liquidated damages for a late principal payment is based on the principal amount outstanding as of March 31, 2008.

		CentreCourt-	CentreCourt-
Selling Shareholder	Rockmore	CAMOFI	CAMHZN	Iroquois	CastleRigg

10% Interest	$243,481.50	$213,046.31	$30,435.22	$182,611.13	$304,351.82

Liquidated Damages-Late Registration (Monthly)	$30,000.00	$26,250.00	$3,750.00	$22,500.00	$37,500.00

Liquidated Damages-Late Principal Prepayment	$25,000.00	$21,875.00	$3,125.00	$18,000.00	$31,250.00
          The gross proceeds of the transaction were $8,000,000. After deducting fees paid to Dawson James of $520,000, payoff of the Comerica loan of $1,670,490 and legal fees of $484,352, our net proceeds were $5,325,158.
          There were no prior securities transactions between us and the selling shareholders, any affiliate of a selling shareholder, or any person with whom any selling shareholder has a contractual relationship with regarding the transaction, nor has there been any relationship or arrangement the issuer and the selling shareholders, any affiliate of a selling shareholder, or any person with whom any selling shareholder has a contractual relationship with regarding the transaction in the past three years.
          We intend to make all principal and interest payments on a timely basis. We are not aware of the presence of any short selling by the selling shareholders.

PLAN OF DISTRIBUTION
          We are registering the shares of common stock issuable upon conversion of the senior convertible notes and upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the senior convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
          The selling shareholders (or their pledgees, donees, transferees or successors in interest) may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•	on the Nasdaq Capital Market or on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus;

•	through distributions to creditors and equity holders of the selling shareholders;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
          If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling shareholders may also enter into option or other transactions with broker dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
          The selling shareholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
          The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
          Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
          There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
          The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
          We will pay all expenses of the registration of the shares of common stock pursuant to the securities purchase agreement, estimated to be $75,861 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against losses, claims, damages and liabilities, including some liabilities under the Securities Act, in accordance with the securities purchase agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any untrue or omitted information furnished to us in writing by the selling shareholder specifically for use in this prospectus, in accordance with the securities purchase agreement, or we may be entitled to contribution.
          Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
          The validity of the issuance of the common stock covered by this prospectus has been passed upon for us by Thompson & Knight LLP.
EXPERTS
          The financial statements of Carrington Laboratories, Inc. as of and for the years ended December 31, 2007 and 2006, and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Carrington Laboratories, Inc. have been audited by Weaver and Tidwell, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
          The SEC, allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:
•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Current Reports on Form 8-K filed March 6, 2008, March 31, 2008 and April 14, 2008;

•	Preliminary Proxy Statement on Schedule 14A filed April 4, 2008;

•	The description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description; and

•	The description of our preferred share purchase rights contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.
     Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings at no cost by writing or telephoning our corporate secretary at the following address and number: Carrington Laboratories, Inc., 2001 Walnut Hill Lane, Irving, Texas 75038, telephone (972) 518-1300. You may also visit our website at www.carringtonlabs.com.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement, exhibits, and schedules as well as to the information incorporated by reference in this prospectus.

          Anyone may inspect a copy of the registration statement and our other filings without charge at the public reference facility maintained by the SEC in Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the registration statement and our other filings may be obtained from that facility upon payment of the prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

We have not authorized any person to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by or on behalf of us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares covered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. The information in this prospectus is current as of its date. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the affairs of our company or that the information contained in this prospectus is correct as of any subsequent date.

2,926,922 Shares
of
Common Stock
Carrington Laboratories, Inc.

PROSPECTUS

     , 2008

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
          The following table sets forth the expenses payable by the Registrant in connection with the offering described in the Registration Statement. We are paying all of the selling shareholders’ expenses related to this offering, except that the selling shareholders will pay any applicable broker’s commissions and expenses. All of the amounts shown are estimates except for the registration fee:

Amount to be Paid
SEC Registration Fee	$361
Accountants’ Fees and Expenses	$26,000
Legal Fees and Expenses	$40,000
Printing and Engraving Expenses	$7,000
Miscellaneous Fees	$2,500

Total	$75,861

Item 14. Indemnification of Directors and Officers.
          We are a Texas corporation. Article 2.02-1 of the Texas Business Corporation Act permits (and in certain circumstances requires) Texas corporations, such as us, to indemnify directors and officers thereof under certain conditions and subject to certain limitations. Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act authorizes Texas corporations, such as us, to eliminate or limit, pursuant to a provision in their articles of incorporation, the liability of directors thereof to the corporation and its shareholders for certain acts or omissions in the director’s capacity as a director, subject to certain limitations.
          Reference is made to Article Fifteen of our Restated Articles of Incorporation, which are filed as Exhibit 3.1 hereto, that eliminates the liability of our directors for monetary damages for certain acts or omissions, subject to certain limitations.
          Reference is made to Article Nine of our Bylaws, which are filed as Exhibit 3.4 hereto, that provides for indemnification of our directors and officers, subject to certain limitations.
          We maintain a directors’ and officers’ liability insurance policy insuring our directors and officers against certain liabilities and expenses incurred by them in their capacities as such and insuring us, under certain circumstances, in the event that indemnification payments are made by us to such directors and officers.
          The foregoing summaries are necessarily subject to the complete text of the statutes, Restated Articles of Incorporation, Bylaws, insurance policy and agreement referred to above and are qualified in their entirety by reference thereto.
Item 15. Recent Sales of Unregistered Securities
          On April 25, 2007, we entered into a Securities Purchase Agreement with Rockmore Investment Master Fund Ltd., CAMOFI Master LDC, CAMHZN Master LDC, Iroquois Master Fund Ltd. and Castlerigg Master Investments Ltd. in connection with the private placement of senior secured convertible debentures and warrants to purchase the our common stock. The first tranche in the amount of $4,378,741 closed on April 27, 2007 and the second tranche of $3,621,259 closed on August 27, 2007. At the closing of the first tranche we issued senior secured convertible debentures in the aggregate principal amount of $4,378,741, with a conversion price of $2.01 per share, and warrants to purchase 1,633,859 shares of common stock at an exercise price of $2.01 per share and warrants to purchase 1,351,216 shares of common stock (adjusted to 3,394,930 shares at the second closing) at an exercise price of $2.01 per share (adjusted to $0.80 per share at the second closing). At the closing of the second tranche we issued senior secured convertible debentures in the aggregate principal amount of $3,621,259, with a conversion price of $0.80 per share and warrants to purchase 2,500,000 shares of common stock at an exercise price of $0.80 per share. These securities were issued in a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D promulgated hereunder as transactions not involving a public offering. Sales of these debentures and warrants were made only to investors that represented that they were accredited investors and were purchasing the securities for their own account, and not with a view towards, or for resale in connection with, public sale or distribution thereof. No general solicitation or general advertising was conducted in connection with the sale of any of the securities sold in this offering.
          On December 20, 2005, we, Swiss-American and G. Scott Vogel agreed to resolve all claims among them regarding a lawsuit styled Swiss-American Products, Inc. v. G. Scott Vogel and Carrington Laboratories Inc., and entered into a settlement agreement that provided for, among other things: (i) the cash payment by us to Swiss-American of $400,000, (ii) the issuance by us of a promissory note in favor of Swiss-American with an original principal balance of $400,000 and (iii) the issuance by us to Swiss-American of a Series C Common Stock Purchase Warrant to purchase a total of 200,000 shares of common stock. The sale of the note and issuance of the Series C Common Stock Purchase Warrant were made pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 504 promulgated thereunder as transactions not involving a public offering. Sales of this note and warrant was made only to Swiss-American, which represented that it was acquiring the securities for its own account for investment, and not with a view to the distribution or resale of all or any part thereof. No general solicitation or general advertising was conducted in connection with the sale of the securities sold in this offering.
          On November 18, 2005, we entered into a Note and Warrant Purchase Agreement with John L. Strauss, The Fitzgerald Trust dated March 8, 1994, Joe Menefee, Billcor Investment, Ltd., Diane Wilson, Joan Jones, Don Nelson, Bobby Cheney, Sam N. Wilson, Sam N. Wilson Jr., Jim Beightol and Dolores Beightol, Pat Healy, Ray Nixon, The Baron and Darlene Cass Family Foundation, Prime Petroleum Profit Sharing Trust and Sands Money Purchase Pension Plan (collectively, the “Investors”). Under the Purchase Agreement, the Investors loaned us a total of $5 million in exchange for (i) promissory notes in favor of the Investors with a total principal balance of $5 million, (ii) Series A Common Stock Purchase Warrants to purchase a total of 2,500,000 shares of our common with an exercise price per share equal to $5.00 and (iii) Series B Common Stock Purchase Warrants to purchase a total of 2,500,000 shares of our common stock, with an exercise price of $10.00 per share. The sale of the notes and issuance of the Series A and B Common Stock Purchase Warrants were made pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder as transactions not involving a public offering. Sales of these notes and warrants were made only to investors that represented that they were accredited investors and were purchasing the securities for their own account, and not with a view towards, or for resale in connection with, public sale or distribution thereof. No general solicitation or general advertising was conducted in connection with the sale of any of the securities sold in this offering.
Item 16. Exhibits and Financial Statement Schedules.
          The exhibits listed in the accompanying Index to Exhibits are filed or incorporated by reference as part of this Registration Statement.
Item 17. Undertakings.
          The undersigned registrant hereby undertakes:
(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on April 16, 2008.

CARRINGTON LABORATORIES, INC.
By:	/s/ Carlton E. Turner
Carlton E. Turner
President and Chief Executive Officer

Signature	Title	Date

* Carlton E. Turner, Ph.D., D.Sc.	President, Chief Executive Officer and Director (Principal Executive Officer)	April 16, 2008

/s/ Robert W. Schnitzius Robert W. Schnitzius	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 16, 2008

* Ronald R. Blanck, D.O.	Director	April 16, 2008

* R. Dale Bowerman	Director	April 16, 2008

* George DeMott	Director	April 16, 2008

* Alex McPherson, M.D., Ph.D.	Director	April 16, 2008

* Thomas J. Marquez	Director	April 16, 2008

* Edwin Meese, III	Director	April 16, 2008

* By:	/s/ Robert W. Schnitzius
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit

3.1	—	Restated Articles of Incorporation of Carrington Laboratories, Inc. (incorporated by reference to Exhibit 3.1 to Carrington’s 1999 Annual Report on Form 10-K).

3.2	—	Amendment No. 1 to Restated Articles of Incorporation of Carrington Laboratories, Inc. (incorporated by reference to Exhibit 3.2 to Carrington’s Form S-1 filed September 6, 2007).

3.3	—	Statement of Change of Registered Office and Registered Agent of Carrington Laboratories, Inc. (incorporated by reference to Exhibit 3.2 to Carrington’s 1999 Annual Report on Form 10-K).

3.4	—	Bylaws of Carrington Laboratories, Inc., as amended through March 3, 1998 (incorporated herein by reference to Exhibit 3.8 to Carrington’s 1997 Annual Report on Form 10-K).

4.1	—	Form of certificate for Common Stock of Carrington Laboratories, Inc. (incorporated herein by reference to Exhibit 4.5 to Carrington’s Registration Statement on Form S-3 (No. 33-57360) filed with the Securities and Exchange Commission on January 25, 1993).

4.2	—	Amended and Restated Rights Agreement dated October 15, 2001, between Carrington Laboratories, Inc. and American Stock Transfer & Trust Company, as successor Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A/A Post-Effective Amendment No. 2).

4.3	—	Amendment No. 1 to the Amended and Restated Rights Agreement, dated effective as of December 17, 2003, between Carrington Laboratories, Inc. and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-A/A Post-Effective Amendment No. 3).

4.4	—	Form of Promissory Note and Warrant Purchase Agreement by and among Carrington Laboratories, Inc. and investors named therein, dated November 18, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 22, 2005).

4.5	—	Form of 6% Subordinated Promissory Note due November 18, 2009 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 22, 2005).

4.6	—	Form of Series A Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed November 22, 2005).

4.7	—	Form of Series B Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed November 22, 2005).

4.8	—	Settlement Agreement and Mutual Release of all Claims (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed December 22, 2005).

4.9	—	6% Subordinated Promissory Note due December 20, 2009 in principal amount of $400,000 issued by Carrington Laboratories, Inc. to Swiss-American Products, Inc. on December 20, 2005 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed December 22, 2005).

4.10	—	Series C Common Stock Purchase Warrant for 200,000 shares, issued by Carrington Laboratories, Inc. to Swiss-American Products, Inc., dated December 20, 2005 (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed December 22, 2005).

4.11	—	Form of Senior Secured Convertible Debenture due April 26, 2010 dated April 27, 2007 (incorporated herein by reference to Exhibit 10.2 to Carrington’s Current Report on Form 8-K filed April 30, 2007)

4.12	—	Form of Senior Secured Convertible Debenture due April 26, 2010 dated August 23, 2007 (incorporated herein by reference to Exhibit 10.2 to Carrington’s Current Report on Form 8-K filed August 28, 2007)

4.13	—	Form of Series D1 Warrant (incorporated herein by reference to Exhibit 10.4 to Carrington’s Current Report on Form 8-K filed April 30, 2007)

4.14	—	Form of Amended and Restated Series D2 Warrant (incorporated herein by reference to Exhibit 10.3 to Carrington’s Current Report on Form 8-K filed August 28, 2007)

4.15	—	Form of Series D3 Warrant (incorporated herein by reference to Exhibit 10.4 to Carrington’s Current Report on Form 8-K filed August 28, 2007)

4.16	—	Form of Series E1 Warrant (incorporated herein by reference to Exhibit 10.6 to Carrington’s Current Report on Form 8-K filed April 30, 2007)

4.17	—	Form of Series E2 Warrant (incorporated herein by reference to Exhibit 10.5 to Carrington’s Current Report on Form 8-K filed August 28, 2007)

4.18	—	Form of Series F-1 Warrant dated April 26, 2007 (incorporated herein by reference to Exhibit 4.18 to Carrington’s Form S-1 filed September 6, 2007)

Exhibit

4.19	—	Form of Series F-2 Warrant dated August 27, 2007 (incorporated herein by reference to Exhibit 4.19 to Carrington’s Form S-1 filed September 6, 2007)

5.1	—	Opinion of Thompson & Knight L.L.P. (incorporated herein by reference to Exhibit 5.1 to Carrington’s Form S-1 filed October 31, 2007)

10.1	—	Employee Stock Purchase Plan of Carrington Laboratories, Inc, as amended through June 15, 1995 (incorporated by reference to Exhibit 10.9 to Carrington’s 1999 Annual Report on Form 10-K)

10.2	—	Non-exclusive Sales and Distribution Agreement dated August 22, 1995 between Innovative Technologies Limited and Carrington Laboratories, Inc. (incorporated herein by reference to Exhibit 10.6 to Carrington’s Third Quarter 1995 Report on Form 10-Q/A)

10.3	—	Supplemental Agreement dated October 16, 1995 to Non-exclusive Sales and Distribution Agreement Between Innovative Technologies Limited and Carrington Laboratories, Inc. (incorporated herein by reference to Exhibit 10.7 to Carrington’s Third Quarter 1995 Report on Form 10-Q)

10.4	—	Distributor and License Agreement dated November 3, 2000 between Carrington Laboratories, Inc. and Medline Industries, Inc. (incorporated by reference to Exhibit 10.1 to Carrington’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

10.5	—	Supply Agreement dated November 3, 2000 between Carrington Laboratories, Inc. and Medline Industries, Inc. (incorporated by reference to Exhibit 10.2 to Carrington’s Quarterly Report on Form 10-Q for the quarter ended September 30

10.6	—	Lease Agreement dated January 22, 2001 between Plazamercia, Inc and Carrington Laboratories, Inc. (incorporated by reference to Exhibit 10.84 to Carrington’s 2000 Annual Report on Form 10-K)

10.7	—	Employee Stock Purchase Plan of Carrington Laboratories, Inc., as amended through May 17, 2001 (Incorporated by reference to Exhibit 10.1 to Carrington’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

10.8	—	1995 Stock Option Plan of Carrington Laboratories, Inc., as Amended and Restated Effective January 15, 1998 and further amended through May 17, 2001 (incorporated by reference to Exhibit 10.2 to Carrington’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

10.9	—	Amendment to Distributor and License Agreement and Supply Agreement between Carrington Laboratories, Inc, and Medline Industries, Inc. (incorporated by reference to Exhibit 10.1, filed on Carrington’s Form 8-K on April 22, 2004).

10.10	—	2004 Stock Option Plan of Carrington Laboratories, Inc., as amended (incorporated herein by reference to Exhibit 4.1 to Carrington’s Form S-8 Registration Statement (No. 333-148822) as filed with the SEC on January 23, 2008).

10.11	—	Employee Stock Purchase Plan as amended through May 20, 2004 of Carrington Laboratories Inc. (incorporated by reference to Exhibit 4.1 to Carrington’s Form S-8 Registration Statement (No. 333-118304) filed with the SEC on August 17, 2004).

10.12	—	Certificate of Pledge between Sabila Industrial, S.A., a Costa Rica Corporation and wholly-owned subsidiary of Carrington Laboratories, Inc., and Banco Credito Agricola de Cartago dated August 6, 2004 (incorporated by reference to Exhibit 10.1 to Carrington’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.13	—	Manufacturing Agreement between Sabila Industrial, S.A., a Costa Rica Corporation and wholly-owned subsidiary of Carrington Laboratories, Inc., and Miradent Products of Costa Rica, S.A., dated January 21, 2005 (incorporated by reference to Exhibit 10.34 to Carrington’s Form 10-K as filed with the SEC on March 28, 2005).

10.14	—	Purchase and Sale Agreement dated October 20, 2005, between Carrington and Rainier Capital Management, L.P. (incorporated by reference to Exhibit 99.3 to Carrington’s Form 8-K as filed with the SEC on December 29, 2005).

10.15	—	Promissory Note and Warrant Purchase Agreement dated November 18, 2005 between Carrington Laboratories, Inc. and several investors (incorporated by reference to Exhibit 10.1 to Carrington’s Form 8-K as filed with the SEC on November 22, 2005)

10.16	—	Placement Agent Agreement dated October 7, 2005, between Carrington and Stonewall Securities, Inc. (incorporated by reference to Exhibit 10.2 to Carrington’s Form 8-K as filed with the SEC on November 22, 2005).

10.17	—	Amendment to Placement Agent Agreement effective October 7, 2005, between Carrington and Stonewall Securities, Inc. (incorporated by reference to Exhibit 10.3 to Carrington’s Form 8-K as filed with the SEC on November 22, 2005)

10.18	—	Settlement Agreement and Mutual Release of All Claims dated as of December 20, 2005, by and among

Exhibit

Swiss American Products, Inc., G Scott Vogel and Carrington (incorporated by reference to Exhibit 10.1 as filed with SEC on Carrington’s Form 8-K on December 22, 2005)

10.19	—	Master Lease Agreement among Busby Family Trust and the Juice Trust (Landlords ) and Carrington (Tenant) (incorporated by reference to Exhibit 99.2 to Carrington’s Form 8-K as filed with the SEC on December 29, 2005).

10.20	—	First Amendment to Purchase and Sale Agreement dated November 21, 2005 between Carrington and Ranier Capital Management, L.P. (incorporated by reference to Exhibit 99.4 to Carrington’s Form 8-K as filed with the SEC on December 29, 2005)

10.21	—	Amendment No. 2 to Carrington Laboratories, Inc. Employee Stock Purchase Plan dated December 29, 2005 and effective as of January 1, 2006 (incorporated by reference to Exhibit 10.35 to Carrington’s Form 10-K as filed with the SEC on March 31, 2006).

10.22	—	Trademark License and Supply Agreement dated January 25, 2007, between Carrington Laboratories, Inc., and Mannatech, Incorporated (incorporated by reference to Exhibit 99.1 to Carrington’s Form 8-K as filed with the SEC on January 31, 2007).

10.23	—	Business Loan Contract-Corporation (Letter of Commitment and Acceptance of Conditions for Entering into a Loan) dated February 13, 2007 between Sabila Industrial, S.A., Finca Sabila, S.A. and Banco Nacional of Costa Rica (incorporated by reference to Exhibit 10.1 to Carrington’s Form 10-Q as filed with the SEC on May 15, 2007).

10.24	—	Securities Purchase Agreement, dated April 25, 2007, by and among Carrington Laboratories, Inc. and the Purchasers identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to Carrington’s Form 8-K as filed with the SEC on April 30, 2007).

10.25	—	Form of First Closing Senior Secured Convertible Debenture Due April 26, 2010 (incorporated by reference to Exhibit 10.2 to Carrington’s Form 8-K as filed with the SEC on April 30, 2007).

10.26	—	Form of Second Closing Senior Secured Convertible Debenture Due April 26, 2010 (incorporated by reference to Exhibit 10.3 to Carrington’s Form 8-K as filed with the SEC on April 30, 2007).

10.27	—	Form of Series D-1 Warrant (incorporated by reference to Exhibit 10.4 to Carrington’s Form 8-K as filed with the SEC on April 30, 2007).

10.28	—	Form of Series D-2 Warrant (incorporated by reference to Exhibit 10.5 to Carrington’s Form 8-K as filed with the SEC on April 30, 2007).

10.29	—	Form of Series E-1 Warrant (incorporated by reference to Exhibit 10.6 to Carrington’s Form 8-K as filed with the SEC on April 30, 2007).

10.30	—	Form of Series E-2 Warrant (incorporated by reference to Exhibit 10.7 to Carrington’s Form 8-K as filed with the SEC on April 30, 2007).

10.31	—	Security Agreement, dated April 26, 2007, by and among Carrington Laboratories, Inc., certain of its subsidiaries, the Purchasers identified on the signature pages thereto and Rockmore Investment Master Fund Ltd., as agent for the Purchasers (incorporated by reference to Exhibit 10.8 to Carrington’s Form 8-K as filed with the SEC on April 30, 2007).

10.32	—	Pledge Agreement, dated April 26, 2007, by and among Carrington Laboratories, Inc., certain of its subsidiaries, the Purchasers identified on the signature pages thereto and Rockmore Investment Master Fund Ltd., as agent for the Purchasers (incorporated by reference to Exhibit 10.9 to Carrington’s Form 8-K as filed with the SEC on April 30, 2007).

10.33	—	Guaranty, dated April 26, 2007, by and among certain of Carrington Laboratories, Inc.’s subsidiaries, the Purchasers identified on the signature pages thereto and Rockmore Investment Master Fund Ltd., as agent for the Purchasers (incorporated by reference to Exhibit 10.10 to Carrington’s Form 8-K as filed with the SEC on April 30, 2007).

10.34	—	Amendment No. 2 to Amended and Restated Rights Agreement, dated April 24, 2007, by and between Carrington Laboratories, Inc. and American Stock Transfer & Trust, as rights agent (incorporated by reference to Exhibit 10.11 to Carrington’s Form 8-K as filed with the SEC on April 30, 2007).

10.35	—	Amendment Agreement, dated August 21, 2007, by and among Carrington Laboratories, Inc. and the Purchasers identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to Carrington’s Form 8-K as filed with the SEC on August 28, 2007).

10.36	—	Form of Second Closing Senior Secured Convertible Debenture Due April 26, 2010 (incorporated by reference to Exhibit 10.2 to Carrington’s Form 8-K as filed with the SEC on August 28, 2007).

10.37	—	Form of Amended Series D-2 Warrant (incorporated by reference to Exhibit 10.3 to Carrington’s Form 8-K as filed with the SEC on August 28, 2007).

10.38	—	Form of Series D-3 Warrant (incorporated by reference to Exhibit 10.4 to Carrington’s Form 8-K as filed with the SEC on August 28, 2007).

Exhibit

10.39	—	Form of Series E-2 Warrant (incorporated by reference to Exhibit 10.5 to Carrington’s Form 8-K as filed with the SEC on August 28, 2007).

10.40	—	Second Amendment to Supply Agreement dated August 14, 2007, to that certain Supply Agreement, dated as of November 3, 2000, and amended previously as of April 9, 2003 between Carrington Laboratories, Inc. and Medline Industries, Inc. (incorporated by reference to Exhibit 10.1 to Carrington’s Form 10-Q as filed with the SEC on November 19, 2007).

10.41	—	Amendment Agreement, dated as of March 1, 2008, by and among Carrington Laboratories, Inc., and the Purchasers identified on the signature pages thereto, amending that certain Securities Purchase Agreement, dated April 25, 2007 (incorporated by reference to Exhibit 10.1 to Carrington’s Form 8K filed with the SEC on March 6, 2008).

10.42	—	Agreement of Reciprocal and irrevocable promise for purchase and sale of property by and between Finca Sabila S.A. and Santa Luisa Catalana SLCAT, S.A., dated February 29, 2008 (incorporated by reference to Exhibit 10.2 to Carrington’s Form 8K filed with the SEC on March 6, 2008).

16.1	—	Letter of Grant Thornton LLP dated March 30, 2006, addressed to the Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 the Company’s Current Report on Form 8-K filed March 30, 2006).

21.1	—	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Company’s 2006 Annual Report on Form 10-K)

23.1	*	Consent of Weaver and Tidwell, LLP

23.3	—	Consent of Thompson & Knight LLP (included in their opinion filed in Exhibit 5.1)

24.1	—	Powers of attorney (included on the signature page to Carrington’s Form S-1 filed September 6, 2007)

24.2	—	Power of attorney for Ronald R. Blanck, D.O. (filed as Exhibit 24.2 to Carrington’s Post-Effective Amendment No. 1 to Form S-1 filed April 8, 2008)

*	Filed herewith